Exhibit 99.4

                              SETTLEMENT AGREEMENT

     This SETTLEMENT AGREEMENT (this "Agreement") is made and entered into on March 15, 2008, by and between TXCO Resources Inc., a Delaware corporation (the "Company"); Third Point LLC, a Delaware limited liability company ("Third Point"), Daniel S. Loeb, an individual, Third Point Offshore Fund, Ltd., a Cayman Islands limited liability exempted company ("Offshore"), Third Point Ultra Ltd., a British Virgin Islands limited liability company, Third Point Partners LP, a Delaware limited partnership, Third Point Partners Qualified LP, a Delaware limited partnership, Lyxor/Third Point Fund Limited, a Jersey public company with limited liability (each, including Third Point, a "Holder" and, collectively, the "Holders"); Jacob Roorda, an individual ("Roorda"); Anthony Tripodo, an individual ("Tripodo" and, together with Roorda, the "Third Point Nominees"); and James E. Sigmon ("Sigmon").

                                    RECITALS

     WHEREAS, Offshore has given notice of its intention, at the next Annual or Special Meeting of Stockholders of the Company (including the currently scheduled May 9, 2008 Annual Meeting) at which directors are to be elected and at any and all adjournments, postponements, reschedulings or continuations thereof (collectively, the "2008 Annual Meeting"), to propose nominees to be elected as Class A directors on the Company's board of directors (the "Board") and to solicit proxies in favor of such nominations (the "Solicitation");

     WHEREAS, the Company and the Holders have each determined that it is in their respective best interests and in the best interests of their stockholders and/or investors to enter into this Agreement whereby, among other things, (i) the Company will add the Third Point Nominees to the Board and (ii) the Holders will abandon the Solicitation, in each case as more fully provided herein;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                                   AGREEMENTS

     Section 1.1. Board Matters; Nominations at 2008 Annual Meeting.

     (a) The Company shall as promptly as practicable, and in any event within two business days after the date hereof, take all action necessary (including the calling of a special meeting of the Board to approve such actions) to:

          (i) obtain the resignations of two current members of the Board so that there shall be two vacancies on the Board;

          (ii) reclassify the remaining five directors, to the extent required (but minimizing the number of directors whose classifications change), so that (A) the two vacancies on the Board shall be in Class A, with terms expiring in 2008, and (B) there shall be one incumbent director and two vacancies in Class A, with terms expiring in

     2008, two directors in Class B, with terms expiring in 2009, and two directors in Class C, with terms expiring in 2010; and

          (iii) appoint each of the Third Point Nominees as a Class A director, so as to fill the two vacancies thus created.

     (b) For the avoidance of doubt, after the actions specified in Section 1.1(a) hereof are taken, the composition of the Board shall be as follows:

          (i) Class A directors, with terms to expire in 2008: Dennis B. Fitzpatrick, Roorda and Tripodo;

          (ii) Class B directors, with terms to expire in 2009: Alan L. Edgar and Jon Michael Muckleroy; and

          (iii) Class C directors, with terms to expire in 2010: Michael J. Pint and James E. Sigmon.

     (c) At the 2008 Annual Meeting, the Company shall nominate the Third Point Nominees as Class A directors for terms commencing at the close of the 2008 Annual Meeting and expiring in 2011, and the Company shall include the Third Point Nominees on the Board's proposed slate of nominees for election at the 2008 Annual Meeting. Prior to the 2008 Annual Meeting, (i) the Board shall recommend (and shall not change such recommendation in a manner adverse to the Third Point Nominees unless required to do so by the Board's fiduciary duties) that the Company's stockholders vote in favor of the Board's entire slate (including the Third Point Nominees) and (ii) the Company shall solicit proxies for the election of the Board's slate of nominees (including the Third Point Nominees) at the 2008 Annual Meeting.

     (d) Should any Third Point Nominee resign from the Board (other than pursuant to Section 1.3 hereof), be rendered unable to serve on the Board by reason of death or disability, or, prior to the 2008 Annual Meeting, decide not to seek election to the Board at the 2008 Annual Meeting, Third Point shall, with the consent of the Company (which consent shall not be unreasonably withheld or delayed), be entitled to designate a reasonably qualified replacement for such Third Point Nominee as a Class A director (or nominee for Class A director), and the Company shall take all necessary action to implement the foregoing as promptly as practicable. Any such designated replacement who becomes a Board member shall be deemed to be a Third Point Nominee for all purposes under this Agreement and, prior to his or her appointment to the Board ,shall be required to agree in writing, to the extent applicable, to the provisions of Sections 1.1(d) and 1.3 of this Agreement.

     (e) Each Third Point Nominee agrees to provide to the Company, without unreasonable delay, true and complete information regarding such Third Point Nominee required by law to be included in the Company's proxy materials relating to the 2008 Annual Meeting.

     (f) The Company agrees that each Third Point Nominee shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors on the Board and (ii) the same compensation for his or her service as a director as the compensation received by other directors on the Board.

     Section 1.2. Board Committees. The Company agrees that the Third Point Nominees shall be offered the opportunity to become a member of each committee of the Board now existing and each committee of the Board created in the future, so that at least one Third Point Nominee shall be a member of each committee of the Board (unless both Third Point Nominees, in their sole discretion, decline to serve on any such committee), provided in all such cases that each Third Point Nominee shall be entitled to be a member of any committee of the Board only if he or she meets any independence or other requirements under applicable law and the rules and regulations of the Nasdaq Global Select Market or other securities exchange that the Company's securities may then be traded for service on such committee. Notwithstanding the foregoing, the Board shall not be required to seat more than one Third Point Nominee on any committee of the Board.

     Section 1.3. Resignations. Notwithstanding any other provision of this Agreement to the contrary, (a) Roorda hereby irrevocably resigns as a director of the Company, effective immediately upon adoption of a resolution of the Board (adopted by a majority of the directors who are not Third Point Nominees), which resolution is adopted on or following the first date on which any Holder sells, transfers or otherwise disposes of securities of the Company such that the Holders' aggregate beneficial ownership of the Company's common stock (the "Common Stock") is reduced to less than five percent (5%) of the outstanding shares of Common Stock, and (b) Tripodo hereby irrevocably resigns as a director of the Company, effective immediately upon adoption of a resolution of the Board (adopted by a majority of the directors who are not Third Point Nominees), which resolution is adopted on or following the first date on which any Holder sells, transfers or otherwise disposes of securities of the Company such that the Holders' aggregate beneficial ownership of the Common Stock is reduced to less than three percent (3%) of the outstanding shares of Common Stock, in each case calculated in accordance with Rule 13d-3(d)(1)(i) promulgated under the Exchange Act of 1934, as amended (the "Exchange Act"). Third Point shall promptly notify the Company of any sale, transfer or other disposition of securities of the Company that would cause the aggregate ownership of the Holders to drop below the thresholds specified in the preceding sentence. The parties hereto agree and acknowledge that the preceding sentence shall serve as Roorda's and Tripodo's formal (but conditional) irrevocable resignations delivered to the Company and that no additional agreement, notice or action shall be necessary to immediately effectuate such resignations in accordance therewith. Roorda and Tripodo each agrees that he shall not contest or seek to contest the validity or effectiveness of such resignations. In the event of any resignation required pursuant to this Section 1.3, the next tranche of unvested grants of equity or other consideration awarded to the Third Point Nominee or Nominees resigning shall immediately become vested and not subject to forfeiture. For the avoidance of doubt, it is contemplated that, in accordance with existing Company policy, each Third Point Nominee will receive a grant of 40,000 restricted shares of Common Stock, vesting ratably on the first, second and third anniversaries of grant. If, for example, a Third Point Nominee resigns prior to the first anniversary of grant, there shall vest pursuant to this Section 1.3 only that tranche (13,333 shares) of Common Stock that would vest on the first anniversary of grant, and the remaining 26,667 shares granted would remain unvested.

     Section 1.4. Termination of Litigation and Solicitation; Voting Agreement.

     (a) Concurrent with the execution and delivery of this Agreement, certain of the parties hereto are joining in the execution and delivery of that certain Stipulation of Dismissal terminating with prejudice Third Point LLC v. TXCO Resources, Inc. in the Delaware Chancery Court (C.A. No. 3489-VCL) (the "Delaware Litigation").

     (b) From the date hereof through the completion of the 2008 Annual Meeting, neither Third Point nor any of its Affiliates (as defined below) nor the Third Point Nominees shall, directly or indirectly, other than as contemplated by this Agreement and other than in a manner consistent with the recommendations of the Board to the Company's stockholders, solicit proxies or consents for the voting of any voting or other securities of the Company or otherwise become a "participant," directly or indirectly, in any "solicitation" of "proxies" or consents to vote, or become a "participant" in any "election contest" involving the Company or the Company's securities (all terms used herein and defined in Regulation 14A under the Exchange Act having the meanings assigned to them therein), (ii) seek to advise or influence any person with respect to the voting of any securities of the Company, (iii) initiate, propose or otherwise "solicit" the Company stockholders for the approval of shareholder proposals, (iv) otherwise communicate with the Company's stockholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act, or (v) otherwise engage in any course of conduct with the purpose of causing stockholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company's stockholders for their vote or challenging the policies of the Company. For purposes of this Agreement, "Affiliate" means, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and any employees, officers and partners of Third Point.

     (c) At the 2008 Annual Meeting, the Holders shall cause all shares of Common Stock beneficially owned by each of them to be present at such meeting for purposes of establishing a quorum and to be voted (x) for the nominees recommended by the Board (provided such nominees include the Third Point Nominees), (y) as Third Point determines is appropriate, on all other proposals of the Board not covered by clause (z) below, and (z) in accordance with the recommendation of the Board on the proposals contemplated by Sections 1.7 and
1.8 hereof.

     Section 1.5. Right to Information. For so long as there is a Third Point Nominee on the Board or so long as Third Point is entitled to appoint a replacement Third Point Nominee, at Third Point's option, Third Point shall have the right from time to time to receive confidential information from the Company (including any financial advisor or other expert retained by the Company, the Board or any committee of the Board) and/or the Third Point Nominees, and to discuss with appropriate representatives of the Company (including any financial advisor or other expert retained by the Company, the Board or any committee of the Board) and/or the Third Point Nominees all matters concerning the Company (whether or not confidential), to the same extent as any director of the Company. Third Point agrees to keep all such information it may receive confidential and shall not disclose such information to any third party other than its employees and legal counsel who have a need to know such information, provided such employees and legal counsel agree to keep such information confidential and not disclose the same. Third Point shall be responsible for any disclosure by its employees and legal counsel of any such information. Notwithstanding the foregoing, Third Point, and its employees and legal counsel, shall not be required to keep confidential any such information (i) that is made public by the Company or any other person who is not known to Third Point to be subject to a confidentiality obligation to the Company or (ii) that Third Point has developed on its own prior to receiving such information from the Company (or any financial advisor or other expert retained by the Company, the Board or any committee of the Board) or a Third Point Nominee. Third Point acknowledges that it is aware that the United States securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Third Point agrees that, if it exercises its right to receive confidential information pursuant to this Section 1.5, it will comply with the Company's Insider Trading Policy and only trade in trading windows in which Board members are permitted to trade; provided that, if Third Point should exercise its right at any time not to receive further confidential information it will only be required to comply with the Company's Insider Trading Policy until the beginning of the next trading window in which Board members are permitted to trade; and provided further that if at any time or times Third Point shall subsequently exercise its right to receive confidential information pursuant to this Section 1.5, it will once again comply with the Company's Insider Trading Policy, subject to termination of that obligation as provided in the first proviso to this sentence. Notwithstanding anything in this
Section 1.5 to the contrary, Third Point shall not be entitled to receive pursuant to this Section any confidential information that counsel to the Company determines in good faith is protected by the attorney-client privilege and cannot be provided to Third Point in a manner that is reasonably likely not to cause a waiver of such privilege.

     Section 1.6. Prohibited Actions. The Company agrees that it will not, prior to the holding of the 2009 annual meeting of stockholders of the Company or any special meeting in lieu thereof and any and all adjournments, postponements, reschedulings or continuations thereof (collectively, the "2009 Annual Meeting") and the time that the directors elected at the 2009 Annual Meeting are seated on the Board for their respective terms expiring in 2012, (i) increase the size of the Board to more than seven directors or reclassify any director's position on the Board, other than as required by Section 1.1 of this Agreement, (ii) change the advance notice provisions of the Bylaws set forth in Section 12 of Article II thereof or impose any other notification requirement on stockholders of the Company regarding business to be conducted at stockholder meetings, (iii) amend, modify or prescribe any qualifications for directors of the Company or (iv) affect the right of the stockholders of the Company to amend the Bylaws.

     Section 1.7. Royalty Buyback. The Company and Sigmon agree to negotiate in good faith the purchase by the Company from Sigmon, for consideration consisting of Common

Stock, of that certain overriding royalty interest granted by the Company to Mr. Sigmon in all leases acquired by the Company (the "Royalty Buyback"). The Board and Sigmon shall jointly choose (with the concurrence of the Third Point Nominees for so long as they are both serving on the Board) an appraiser who shall provide an appraisal report to the Company and Sigmon in aid of their negotiations in respect of the Royalty Buyback. The Company shall present to its stockholders for approval at the 2008 Annual Meeting the terms of a stock plan designed specifically for the purpose of providing the shares to be issued to Sigmon in the Royalty Buyback if and when the terms of the Royalty Buyback are agreed, and any shares authorized under such plan that are not required to fund the Royalty Buyback shall be removed from the plan and not added to any other plan without further stockholder approval.

     Section 1.8. 2005 Stock Incentive Plan. Third Point and the Company agree that the Company may present to stockholders for approval at the 2008 Annual Meeting amendments to the Company's 2005 Stock Incentive Plan to provide that shares of the Company's common stock that have been issued or are issuable under the Company's expired 1995 Flexible Incentive Plan will not be deducted from the number of shares of the Company's common stock that are reserved for issuance under the 2005 Stock Incentive Plan. The parties hereto further agree and consent to such other actions that Nasdaq may require of the Company in order to accomplish the intent and purpose of this Section 1.8 of the Agreement.

     Section 1.9. Expenses. The Company shall reimburse Third Point and its Affiliates for all reasonable, documented out-of-pocket costs and expenses in connection with (i) the Delaware Litigation, (ii) the preparation of any proxy materials relating to the 2008 Annual Meeting by Third Point and its Affiliates, and (iii) the preparation for and the solicitation of proxies for such meeting, including without limitation legal fees and the fees of the proxy solicitation agent retained by Third Point and its Affiliates for such meeting. In no event shall (x) the costs and expenses to be paid or reimbursed by the Company pursuant to this Section 1.9 exceed $500,000 or (y) Third Point be required to provide to the Company any documentation, such as the detail of invoices of legal services, the provision of which could result in a waiver of the attorney-client privilege.

     Section 1.10. 2008 Annual Meeting Date and Record Date. Third Point acknowledges, agrees and consents to the Company (i) postponing the date of the 2008 Annual Meeting from May 9, 2008 to such later date that is subsequently approved by the Board; provided, that the 2008 Annual Meeting is not postponed to a date later than June 10, 2008, and (ii) resetting the current record date of the 2008 Annual Meeting from March 17, 2008 to such later date that is subsequently approved by the Board and is otherwise in compliance with the Company's Amended and Restated Bylaws.

     Section 1.11. Form 8-K. The Company agrees to disclose this Agreement in a Form 8-K filed with the Securities and Exchange Commission in the time period required by applicable law and to file this Agreement as an exhibit to such Form 8-K.

                                   ARTICLE II.
                            MISCELLANEOUS PROVISIONS

     Section 2.1. Representations and Warranties.

     (a) Each of the parties hereto represents and warrants to the other party that:

          (i) such party has all requisite authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

          (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby;

          (iii) the Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with their respective terms; and

          (iv) this Agreement will not result in a violation of any terms or provisions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

     (b) The parties hereto acknowledge, warrant and represent that they have carefully read this Agreement, understand it, have consulted with and received the advice of counsel regarding this Agreement, agree with its terms, are duly authorized to execute it and freely, voluntarily and knowingly execute it.

     Section 2.2. General.

     (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors, personal representatives and assigns of the parties hereto. None of the Holders may assign any of its rights or obligations under this Agreement to any other person.

     (b) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemplated arrangements and understandings with respect thereto.

     (c) This Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same Agreement.

     (d) All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by facsimile, electronic mail, express delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed to the party to be notified at the respective addresses set forth below, or at such other addresses which may hereinafter be designated in writing:

     If to the Company:

          TXCO Resources Inc.
          777 E. Sonterra Blvd., Suite 350
          San Antonio, Texas  78258
          Attention:  James E. Sigmon
          Fax No.:  (210) 496-3232

     with copies to:

          Fulbright & Jaworski L.L.P.
          300 Convent Street, Suite 2200
          San Antonio, Texas 78205-3792
          Attention:  Daryl L. Lansdale, Jr.
          Fax No.:  (210) 270-7205

          and

          Morris, Nichols, Arsht & Tunnell LLP
          Chase Manhattan Centre, 18th Floor
          1201 North Market Street
          Wilmington, DE 19899
          Attention: Martin P. Tully
          Fax No.:  (302) 658-3989

     If to Third Point or other Holder:

          Third Point LLC
          390 Park Avenue
          New York, NY  10022
          Attention: Daniel S. Loeb
          Fax No.:  (212) 224-7401

     with a copy to:

           Willkie Farr & Gallagher LLP
           787 Seventh Avenue
           New York, New York 10019
           Attention: Michael A. Schwartz
           Fax No.:  (212) 728-9267

     (e) This Agreement and the legal relations hereunder between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed therein, without giving effect to the principles of conflicts of law thereof.

     (f) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

     (g) It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person, therefore, shall be entitled to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

     (h) Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     (i) Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the County of New Castle, for any action, proceeding or investigation in any court or before any governmental authority arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, proceeding or investigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by registered mail to its respective address set forth in this Agreement shall be effective service of process for any action, proceeding or investigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, proceeding or investigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States of America, in each case located in the County of New Castle, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, proceeding or investigation brought in any such court has been brought in an inconvenient forum.


                            [Signature pages follow]

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.



                              TXCO RESOURCES INC.


                              By: /s/ James E. Sigmon
                                  ----------------------------------------------
                                  Name:   James E. Sigmon
                                  Title:  Chairman, President and
                                          Chief Executive Officer




                              THIRD POINT LLC


                              By: /s/ Daniel S. Loeb
                                  ----------------------------------------------
                                  Name:   Daniel S. Loeb
                                  Title:  Chief Executive Officer




                              /s/ Daniel S. Loeb
                              --------------------------------------------------
                              Daniel S. Loeb




                              THIRD POINT OFFSHORE FUND, LTD.


                              By: /s/ Daniel S. Loeb
                                  ----------------------------------------------
                                  Name:   Daniel S. Loeb
                                  Title:  Director




                              THIRD POINT ULTRA LTD.

                              By:  Third Point LLC, its Investment Manager


                              By: /s/ Daniel S. Loeb
                                  ----------------------------------------------
                                  Name:   Daniel S. Loeb
                                  Title:  Chief Executive Officer


                      [SETTLEMENT AGREEMENT SIGNATURE PAGE]

                              THIRD POINT PARTNERS LP

                              By:  Third Point Advisors LLC, its General Partner


                              By: /s/ Daniel S. Loeb
                                  ----------------------------------------------
                                  Name:   Daniel S. Loeb
                                  Title:  Chief Executive Officer




                              THIRD POINT PARTNERS LP

                              By:  Third Point Advisors LLC, its General Partner


                              By: /s/ Daniel S. Loeb
                                  ----------------------------------------------
                                  Name:   Daniel S. Loeb
                                  Title:  Managing Member




                              THIRD POINT PARTNERS QUALIFIED LP

                              By:  Third Point Advisors LLC, its General Partner


                              By: /s/ Daniel S. Loeb
                                  ----------------------------------------------
                                  Name:   Daniel S. Loeb
                                  Title:  Managing Member




                              LYXOR/THIRD POINT FUND LIMITED

                              By:  Third Point LLC, its Investment Manager


                              By: /s/ Daniel S. Loeb
                                  ----------------------------------------------
                                  Name:   Daniel S. Loeb
                                  Title:  Chief Executive Officer




                      [SETTLEMENT AGREEMENT SIGNATURE PAGE]

                              For purposes of Sections 1.1(d) and 1.3 hereof only:


                              /s/ Jacob Roorda
                              --------------------------------------------------
                              Jacob Roorda




                              For purposes of Sections 1.1(d) and 1.3 hereof only:


                              /s/ Anthony Tripodo
                              --------------------------------------------------
                              Anthony Tripodo




                              For purposes of Section 1.7 hereof only:


                              /s/ James E. Sigmon
                              --------------------------------------------------
                              James E. Sigmon








                      [SETTLEMENT AGREEMENT SIGNATURE PAGE]